Exhibit 99.1

Nektar Therapeutics Announces Third Quarter 2026 Financial Results

SAN FRANCISCO, November 12, 2026 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced its financial results for the third quarter ended September 30, 2026, and provided a business update.

Cash and investments in marketable securities on September 30, 2026, were $952.9 million as compared to $245.8 million on December 31, 2025.

“This was a pivotal quarter for Nektar as we moved rezpegaldesleukin quickly into Phase 3 development,” said Howard Robin, President and Chief Executive Officer of Nektar. “We have now initiated all three global ZENITH AD registrational trials in atopic dermatitis and our global ZENITH AA registrational trial in alopecia areata is on track to begin in December, earlier than previously planned. The strong body of clinical and translational data generated to-date for rezpegaldesleukin reinforce our conviction in its novel and differentiated Treg mechanism, which targets multiple inflammatory pathways that underpin chronic autoimmune disease. We believe rezpegaldesleukin has the potential to offer an important new therapeutic approach for patients, and we’re focused on advancing to our topline data readouts in the summer of 2028 with the first BLA filing in 2029.”

Revenue in the third quarter of 2026 was $9.4 million as compared to $11.8 million in the third quarter of 2025. Revenue for the first nine months of 2026 was $30.4 million as compared to $33.4 million in the first nine months of 2025.

Total operating costs and expenses in the third quarter of 2026 were $67.2 million as compared to $43.5 million in the third quarter of 2025. Total operating costs and expenses were $169.6 million in the first nine months of 2026 as compared to $145.9 million in the first nine months of 2025. Operating expenses for 2026 reflect an increase in research and development (R&D) expenses for both the third quarter and first nine months of 2026 and an increase in general and administrative (G&A) expenses for the third quarter of 2026 but a decrease in G&A expenses for the first nine months of 2026.

R&D expense in the third quarter of 2026 was $44.1 million as compared to $27.3 million for the third quarter of 2025. R&D expense in the first nine months of 2026 was $118.9 million as compared to $87.6 million for the first nine months of 2025. R&D expense increased primarily due to activities to support the Phase 3 ZENITH AD program in atopic dermatitis and the Phase 3 ZENITH AA program in alopecia areata, as well as manufacturing activities associated with rezpegaldesleukin.

G&A expense was $24.6 million in the third quarter of 2026 as compared to $16.1 million in the third quarter of 2025. G&A expense was $50.8 million in the first nine months of 2026 as compared to $57.5 million in the first nine months of 2025. G&A expense increased for the third quarter of 2026 but decreased in the first nine months of 2026, primarily due to an increase in legal expenses in the third quarter of 2026 and a decrease in legal expenses in the first nine months of 2026.

Our non-cash loss from our equity method investment in Gannet BioChem was $0.6 million in the third quarter of 2026, as compared to $0.5 million in the third quarter of 2025. The non-cash loss from the equity method investment was $2.7 million in the first nine months of 2026, as compared to $7.4 million in the first nine months of 2025.

Net loss for the third quarter of 2026 was $55.7 million or $1.63 basic and diluted net loss per share as compared to a net loss of $35.5 million or $1.87 basic and diluted loss per share in the third quarter of 2025. Net loss in the first nine months of 2026 was $141.2 million or $4.60 basic and diluted net loss per share as compared to a net loss of $128.0 million or $8.14 basic and diluted loss per share in the first nine months of 2025.

Third Quarter 2026 and Recent Business Highlights

Atopic Dermatitis

●	In October 2026, Nektar announced the initiation of ZENITH AD-3, the third and final registrational trial in the global Phase 3 ZENITH AD program evaluating rezpegaldesleukin in atopic dermatitis. ZENITH AD-3 is enrolling patients with prior systemic biologic and/or JAK inhibitor treatment experience. The goal is to support a broad label. Initial topline data from the ZENITH AD program are expected in mid-2028, with a BLA submission targeted for 2029.

●	In September 2026, data from a 100-patient biomarker sub-study of the Phase 2b REZOLVE-AD study in atopic dermatitis were presented by collaborators at the Icahn School of Medicine at Mount Sinai in a late-breaking oral presentation at the European Academy of Dermatology and Venereology (EADV) Congress 2026. The results showed early molecular responses to rezpegaldesleukin as early as Week 2 across multiple immune pathways that are known to be dysregulated in patients with atopic dermatitis. Additionally, these early serum biomarker changes were associated with subsequent clinical responses at Week 16. These findings support rezpegaldesleukin as a Treg-directed approach to treating heterogeneous inflammatory diseases like atopic dermatitis.

●	In August 2026, results from the 16-week induction period of the Phase 2b REZOLVE-AD were published in The Lancet. As previously announced, the study met all primary and key secondary endpoints on the 24 micrograms per kilogram Q2W regimen, including at least a 75% improvement in the Eczema Area and Severity Index (EASI-75), at least a 90% improvement in the Eczema Area and Severity Index (EASI-90), validated Investigator Global Assessment of Atopic Dermatitis (vIGA-ADTM) response, and Itch Numerical Rating Scale (NRS) response and body surface area (BSA). The full citation of this article can be accessed at: https://www.thelancet.com/journals/lancet/article/PIIS0140-6736(26)01143-8/fulltext.

●	In July 2026, Nektar announced the initiation of the first two global registrational trials in the Phase 3 ZENITH AD program evaluating rezpegaldesleukin in moderate-to-severe atopic dermatitis. The program will include a total of three randomized, double-blind, placebo-controlled trials: ZENITH AD-1, ZENITH AD-2 and ZENITH AD-3.

Alopecia Areata

●	In October 2026, data from the 52-week treatment extension cohort and the 6-month off-treatment period in the global Phase 2b REZOLVE-AA study in patients with severe-to-very-severe alopecia areata were presented at EADV 2026. As previously reported, continued rezpegaldesleukin treatment through Week 52 demonstrated clear and consistent separation from placebo on key measures of efficacy. Among the patients who achieved a SALT Score ≤20 from the 52-week treatment cohort, 75% (6/8) maintained that response after four months off treatment and 63% (5/8) maintained it after six months off treatment. Hair regrowth continued for 6 months off treatment with 19% of patients achieving SALT Score ≤10, an improvement from 7% at the end of 52 weeks of treatment. These data support evaluation of less frequent rezpegaldesleukin dosing (Q4W or Q12W) beyond the 52-week induction period for patients who achieve a SALT Score ≤20. The presentations at EADV were discussed on a conference call and webinar hosted by Nektar on October 1st. Dr. Benjamin Ungar, Director of the Alopecia Center of Excellence and Director of the Rosacea & Seborrheic Dermatitis Clinic at the Kimberly and Eric J. Waldman Department of Dermatology at Mount Sinai also participated in the call. A replay can be accessed on the company website here.

Conference Call to Discuss Third Quarter 2026 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, today, November 12, 2026.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: https://ir.nektar.com/. The web broadcast of the conference call will be available for replay through December 12, 2026.

To access the conference call, please pre-register here. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in atopic dermatitis, alopecia areata, and Type 1 diabetes mellitus. Nektar’s pipeline also includes preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “can,” “develop,” “potential,” “believe,” “address,” “may,” “plan,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the safety and efficacy profile and therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, and NKTR-422, potential patient preferences and market adoption related thereto, and plans and timing of future clinical trials, regulatory submissions and data releases. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are in various stages of preclinical and clinical development, and the risk of failure is high and can unexpectedly occur at any stage of development, and there can be no assurance that any such drug candidate will obtain regulatory approval ; (iv) data reported from ongoing clinical trials may be preliminary or interim and may change as additional patient data becomes available or as continuing observations, verifications and analysis are completed; (v) the timing of the initiation or completion of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vi) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vii) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (viii) certain other important risks and uncertainties set forth in our filings with the Securities and Exchange Commission (SEC), including the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as such risks and uncertainties may be amended or supplemented by our other filings with the SEC.. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

For Investors:

Vivian Wu
628-895-0661
VWu@nektar.com

Corey Davis, Ph.D.
LifeSci Advisors
212-915-2577
cdavis@lifesciadvisors.com

For Media:

Susan Roberts
LifeSci Communications
202-779-0929
sroberts@lifescicomms.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2026	December 31, 2025(1)
ASSETS
Current assets:
Cash and cash equivalents	$34,686	$15,116
Short-term investments	579,671	230,636
Other current assets	64,976	20,514
Total current assets	679,333	266,266

Long-term investments	338,500	-
Other assets	19,418	14,140
Total assets	$1,037,251	$280,406

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	18,131	10,770
Accrued expenses	34,464	22,271
Operating lease liabilities, current portion	22,883	20,495
Total current liabilities	75,478	53,536

Operating lease liabilities, less current portion	50,998	65,256
Liabilities related to the sales of future royalties, net	54,787	63,157
Other long-term liabilities	6,266	8,625
Total liabilities	187,529	190,574

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	3	2
Capital in excess of par value	4,755,130	3,850,099
Accumulated other comprehensive income (loss)	(3,948)	17
Accumulated deficit	(3,901,463)	(3,760,286)
Total stockholders’ equity	849,722	89,832
Total liabilities and stockholders’ equity	$1,037,251	$280,406

(1)	The consolidated balance sheet at December 31, 2025 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

Revenue:
Non-cash royalty revenue related to the sales of future royalties	$9,386	$11,490	$30,378	$33,125
License, collaboration and other revenue	-	300	-	300
Total revenue	9,386	11,790	30,378	33,425

Operating costs and expenses:
Research and development	44,123	27,252	118,932	87,618
General and administrative	24,569	16,070	50,773	57,488
Restructuring and impairment	(1,504)	140	(130)	756
Total operating costs and expenses	67,188	43,462	169,575	145,862
Loss from operations	(57,802)	(31,672)	(139,197)	(112,437)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(6,763)	(6,047)	(21,911)	(16,415)
Interest income	9,578	2,819	23,166	7,662
Other income (expense), net	(59)	(121)	(495)	405
Total non-operating income (expense), net	2,756	(3,349)	760	(8,348)

Loss before provision (benefit) for income taxes and equity method investment	(55,046)	(35,021)	(138,437)	(120,785)

Provision (benefit) for income taxes	22	(33)	88	(169)
Loss before equity method investment	(55,068)	(34,988)	(138,525)	(120,616)

Loss from equity method investment	(583)	(534)	(2,652)	(7,381)
Net loss	$(55,651)	$(35,522)	$(141,177)	$(127,997)

Basic and diluted net loss per share	$(1.63)	$(1.87)	$(4.60)	$(8.14)

Weighted average shares outstanding used in computing basic and diluted net loss per share	34,178,219	18,946,559	30,690,968	15,716,396